UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant's telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Elaine L. Chao and Thomas A. Fanning to Board of Directors

On February 13, 2015, Elaine L. Chao and Thomas A. Fanning were elected to the board of directors (the “Board”) of Vulcan Materials Company (the “Company”).

Ms. Chao served as the U.S. Secretary of Labor from 2001-2009, and is the first American woman of Asian descent to be appointed to a U.S. Cabinet position. Under her leadership, Ms. Chao focused on improving the competitiveness of America’s workforce, and the U.S. Department of Labor achieved record results in protecting the health, safety, wages, and retirement security of the nation’s workforce. Prior to the cabinet position, Ms. Chao held various leadership roles in the public, private and non-profit sectors, including: President and Chief Executive Officer of United Way of America; Director of the Peace Corps; Deputy Secretary at the U.S. Department of Transportation; Chairman of the Federal Maritime Commission; Vice President of Syndication at Bank of America, Capital Markets Group, and Citicorp.

Mr. Fanning has been with Southern Company, one of America’s largest energy companies, for over 30 years and has served as its Chairman, President and CEO since 2010. In that role, Mr. Fanning has guided Southern Company’s leadership in developing a full portfolio of energy resources and strengthened the company’s culture of innovation and customer focus. Active as a leader in the business arena, Mr. Fanning serves as Chair of the Federal Reserve Bank of Atlanta and as Chairman of the Electric Subsector Coordinating Council, which serves as the principal liaison between the federal government and the electric power sector to protect the electric grid from threats that could impact national security. He also is Vice Chairman of the Edison Electric Institute and a member of the Business Roundtable.

Ms. Chao has been appointed to the Board’s Finance Committee and its Governance Committee. Mr. Fanning has been appointed to the Board’s Audit Committee and its Compensation Committee. Ms. Chao and Mr. Fanning will each receive the directors fees and stock-based compensation for directors previously disclosed in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders. Ms. Chao and Mr. Fanning will stand for re-election at the Company’s 2015 Annual Meeting of Shareholders.

There are no arrangements or understandings between Ms. Chao or Mr. Fanning and any other persons pursuant to which they were selected as directors. Ms. Chao does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. During the year ended December 31, 2014, the Company sold approximately $2 million worth of product to Southern Company, which is less than 1% of either company’s revenue for the year ended December 31, 2014. Mr. Fanning serves as Chairman, President and Chief Executive Officer of Southern Company, and owns less than 1% of the outstanding common stock of Southern Company.

A copy of the Company’s press release announcing the new members of the Board is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Donald M. James to Step Down as Chairman

On February 13, 2015, Donald M. James, Chairman of the Board, notified the Board of his decision to step down from his position as Chairman of the Board effective as of December 31, 2015.

Item 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 13, 2015, effective immediately, the Board adopted and approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”), in connection with the elections to the Board discussed above. Specifically, Article II, Section 2.01(a) of the Bylaws was amended to increase the maximum number of directors on the Board from twelve directors to thirteen directors. The foregoing description of the amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01.       Regulation FD Disclosure.

On February 13, 2015, the Board declared a quarterly dividend of ten cents per share on its common stock payable March 10, 2015 to shareholders of record on February 24, 2015. The new quarterly dividend represents an increase of four cents per share. A copy of the Company’s press release announcing the quarterly dividend increase is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Vulcan Materials Company (as amended through February 13, 2015).

99.1	Press release dated February 13, 2015 announcing new members of the Board

99.2	Press release dated February 17, 2015 announcing quarterly dividend increase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: February 17, 2015	By:	/s/ Michael R. Mills
		Name:	Michael R. Mills
		Title:	Sr. Vice President and General Counsel